EXHIBIT 99.1

July 14, 2014
To Our Members,
Building the member-focused Federal Home Loan Bank of Chicago relies on our ability to provide meaningful opportunities for even our most experienced employees. Many times, these opportunities arise in the normal course of business but sometimes they occur when other valued members of the team elect to further develop their careers outside the Bank. Such is the case with the changes I am announcing today.
I am very pleased to announce two important role changes for members of our Executive Team. Effective immediately, Michael Ericson will assume responsibility for Members and Markets and Michelle Jonson will become our Chief Risk Officer.
You may already know Michael; he has served as Executive Vice President and Chief Risk Officer since 2008. He joined the Bank in 2005 and served as Senior Vice President of Accounting Policy and SEC Reporting. I know that Michael’s commitment to our members will serve him well in his new role.
And, many of you know Michelle because she has been directly involved in serving you as a Senior Vice President managing sales in Members and Markets and most recently co-leading the Group. The CRO role is a great next step for Michelle and plays to her already substantial knowledge and appreciation of risk management. Of course, both Michelle and Michael will continue to report to me.
You’ll also have the opportunity to meet them either at your offices or at our annual management conference in August.
We have considered these changes for some time as part of our succession planning process. The reason these opportunities are occurring now is that Michelle’s co-head of Member and Markets, Kalyan Madhavan, will be joining Sanjay Bhasin at the Dallas FHLBank.
Michael, Michelle, and I all look forward to continuing our partnership with you, and, as always, thank you for your membership in the Federal Home Loan Bank of Chicago.
Best regards,
/s/ Matt Feldman
Matt Feldman
President and CEO